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May 16, 2001
Denver, Colorado


                              FOR IMMEDIATE RELEASE

                 PRIMA ENERGY CORPORATION ANNOUNCES APPOINTMENT
           OF CHIEF FINANCIAL OFFICER AND CHANGE IN BOARD OF DIRECTORS

         Prima Energy Corporation ("Prima"), reported today that Mr. Neil L. Stenbuck has joined the Company as Executive Vice President and Chief Financial Officer, effective May 16, 2001. Mr. Stenbuck will fill a newly-created position at Prima, where the Company's President and Chief Executive Officer, Richard H. Lewis, has also served as Prima's Chief Financial Officer since the Company was founded in 1980.

         Mr. Stenbuck held the position of Vice President and Chief Financial Officer at Basin Exploration, Inc. from 1995 until earlier this year, when that company was merged with Stone Energy Corporation. During the prior nine years, he was Vice President of Finance and then Vice President - Capital at General Atlantic Resources, Inc. and its successor, United Meridian Corporation.

         Prima also announced that effective at the adjournment of Prima's Annual Meeting on May 16, 2001, Mr. Stenbuck will join the Company's Board of Directors. Mr. Stenbuck was appointed to fill a vacancy on the Board created by the concurrent resignation of Mr. Robert E. Childress. Mr. Childress served on Prima's Board of Directors since 1988 and was Prima's Executive Vice President from 1988 to 1993 before retiring to devote more time to volunteer activities.

         Mr. Lewis, commenting on these developments, said "We very much look forward to adding Neil to our team at Prima. The Company has grown considerably during the past several years, and it is an appropriate time for us to strengthen and add depth to our management team. I am confident that the substantial experience and insight he brings will be valuable in Prima's continued growth and development in the future."

         Lewis further stated, "It is with best wishes that I receive the resignation of Bob Childress from our Board of Directors. Bob has been instrumental in the success of Prima over the years. He has been a sage member of our Board whose friendship I value. We all wish Bob and his wife Fancy health and happiness in their new home in California."



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         Prima also reported that Michael R. Kennedy, formerly Executive Vice
President of Corporate Development, has been appointed Executive Vice President of Engineering and Operations. Mike will be responsible for all of Prima's drilling, completion, production, engineering and field operations. Lewis stated, "We expect to utilize Mike's considerable skills as we execute our five-year plan of creating shareholder value from Prima's extensive opportunity inventory that includes over 2,000 identified and engineered locations."

         Michael J. McGuire will continue to serve the Company as Executive Vice President of Exploration. Mr. Lewis said, "Mike has made a great contribution to bringing Prima's Powder River Basin conventional and coalbed methane plays to their current status. We want to free up Mike from the daily operations of the coalbed methane play to allow him to continue finding new opportunities to create value for Prima's shareholders."

         Prima Energy Corporation is an independent natural gas and oil company engaged in the exploration for, acquisition, development and production of natural gas and crude oil. Through its wholly owned subsidiaries, Prima is also engaged in natural gas and oil property operations, oilfield services and natural gas gathering, marketing and trading. The Company's current activities are principally conducted in the Rocky Mountain region of the United States.




NASDAQ Symbol:    PENG
Contact:          Richard H. Lewis, President
Telephone Number: 303-297-2100
Website:          www.primaenergy.com